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                                                                   Exhibit 99.2

Union Bankshares Inc.
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Main Street, P.O. Box 667, Morrisville, Vermont 05661 * 802-888-6600


October 25, 2007

Dear Shareholder:

Union Bank has been the transfer agent and registrar for Union Bankshares, Inc. since the inception of the Holding Company in 1983. Recently the Board of Directors selected Registrar and Transfer Company of Cranford, New Jersey to begin serving as our transfer agent and registrar beginning in late 2007. What this means to you, the Union Bankshares shareholder, is that after the conversion date stock transfers, dividend payments and resolution regarding lost certificates will be handled by Registrar and Transfer Company.

You will still be able to call our staff at Union Bank directly for shareholder assistance and investor information, but with the ever changing regulatory and technological environment, outsourcing this function to a firm that is an expert in the field is a prudent decision for both the Company and you, our shareholders. All historical questions regarding your stock transactions and dividends prior to the conversion date will be handled by the Union Bank staff including your 1099 forms for 2007. After the conversion, information and assistance with your individual transactions or current stock price will be available to you from either our staff, the staff at Registrar and Transfer on an 800 line from 8am to 7pm, or on-line. Direct deposit of dividends to your financial institution of choice will still be an available option.

If you would like to combine your current certificates into one certificate prior to the conversion to Registrar and Transfer, please give JoAnn Tallman, Assistant Secretary, a call at 802-888-6600 and she will assist you with the process. If you have lost a certificate or a dividend check or still have not converted your Citizens Savings Bank and Trust Company shares to Union Bankshares, please call JoAnn, who will help you resolve your individual issue. If you would like to transfer your current certificates to street name prior to the conversion, please contact your broker, financial advisor or trust officer who will be able to assist you with the transaction. If you would like to sell your shares back to the Company through our stock buyback program, please give me a call.

Once Registrar and Transfer Company assumes the transfer agent function, you will be able to hold your Union Bankshares, Inc. common stock in certificate, book-entry or street name form. The choice will be completely up to you.

We hope to make this transition as seamless as possible for our shareholders and will be sending you more detailed information later in the year once the transition date has been determined. If you have any questions or concerns, please give us a call.

Respectfully yours,

/s/ Kenneth D. Gibbons

Kenneth D. Gibbons
President and Chief Executive Officer